EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of F & M Bank Corp. of our report dated March 27, 2026, relating to the consolidated financial statements of F & M Bank Corp., appearing in the Annual Report on Form 10-K of F & M Bank Corp. for the year ended December 31, 2025.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

October 1, 2026